EXECUTION VERSION

SINOENERGY CORPORATION

To:

Each of the investors listed on Schedule A (each an “Investor”)

Re: Information and Inspection Rights

Ladies and Gentlemen:

This letter will confirm our agreement that pursuant to and effective as of your purchase of certain (x) 12% Guaranteed Senior Notes due 2012 (the “Senior Notes”) and (y) 3.0% Guaranteed Senior Convertible Notes due 2012 (the “Convertible Notes”, and together with the Senior Notes, the “Securities”) issued by Sinoenergy Corporation (the “Company”) pursuant to the applicable securities purchase agreements (the “Securities Purchase Agreement”) dated August 31, 2007 among the Company, the Investors and the other parties thereto, the Investors (and its successors and assigns) shall be entitled to the following contractual rights to certain financial information, inspection rights, and other rights specifically provided herein:

1.  Subject to the Company’s compliance with applicable laws and regulations and except for information already provided to the Trustee pursuant to the Indenture, the Company will concurrently furnish to the Investors all material information (at the address set forth on Schedule A hereto or at such other address as the Investor may notify the Company in writing) provided generally to all shareholders (including but not limited to financial statements, details of material contracts, and acquisitions or disposals of material assets and public filings with the trading market on which any of the Company’s capital stock is traded and the relevant regulatory authorities).

2.  The Company will use its commercially reasonable efforts to provide the Investors with access to the books and records of the Company, provided that access to communications between the Company and its subsidiaries with its attorneys need not be provided.

Information, financial statements and other documents provided to the Investor or developed pursuant to numbered paragraphs 1 and 2 above shall constitute “Confidential Information” for the purposes of this Agreement. Each Investor agrees, jointly and not severally, that it will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any Confidential Information obtained from the Company pursuant to the terms of this letter, unless such Confidential Information (a) is known or becomes known to the public in general (other than as a result of a breach of this Agreement by such Investor), (b) is or has been independently developed or conceived by such Investor without use of the Company’s Confidential Information, or (c) is or has been made known or disclosed to such Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that such Investor may disclose Confidential Information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any bona fide prospective purchaser of any securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this letter; and (iii) to any affiliate, partner, member, stockholder, or wholly owned subsidiary of the Investor in the ordinary course of business.

The rights described herein for an Investor shall terminate and be of no further force or effect at the earliest time that both of the following conditions are met: (x) such Investor (together with its affiliates) holding less than $2,000,000 in principal amount of the Securities issued by the Company under the Securities Purchase Agreement and (y) such Investor (together with its affiliates) holding less than 3% of the common stock of the Company on a fully-diluted basis. The confidentiality obligations referenced herein will survive any such termination.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York. U.S. federal or state courts in the City of New York shall have non-exclusive jurisdiction over disputes arising from this Agreement, and each of the parties hereto irrevocably submits to the jurisdiction of such courts and waives any objection based on forum non conveniens or the laying of venue.

2

EXECUTION VERSION

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SINOENERGY CORPORATION

By:	/s/ DENG Tianzhou

Name:
Title:

INVESTOR:

ABAX LOTUS LTD.

By:	/s/ Yang Xiangdong

Name:
Title

INVESTOR:

CCIF PETROL LIMITED

By:	/s/ Andrew Lo

Name:
Title

SCHEDULE A

NAME AND ADDRESS OF INVESTORS

Abax Lotus Ltd. c/o Abax Global Capital (Hong Kong) Limited Suite 6708, 67/F Two International Finance Centre 8 Finance Street Central, Hong Kong SAR
CCIF Petrol Limited Kingston Chambers, PO Box 173 Road Town, Tortola, British Virgin Islands